Exhibit 10.2

Execution Version

TERM LOAN AGREEMENT

Dated December 16, 2015

Among

MOLSON COORS BREWING COMPANY

As Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,
As Administrative Agent

 CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

UBS SECURITIES LLC
and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
As Joint Lead Arrangers and Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

UBS SECURITIES LLC
and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
As Syndication Agents

and

BANK OF MONTRÉAL,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., ‘RABOBANK
NEDERLAND’, NEW YORK BRANCH,

ROYAL BANK OF CANADA,

THE BANK OF NOVA SCOTIA
and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Documentation Agents

i

TABLE OF CONTENTS

(continued)

ii

SCHEDULES:

Schedule 1.01	Specified Loan Parties
Schedule 2.01	Commitments
Schedule 2.17	Payment Instructions
Schedule 3.06	Disclosed Matters
Schedule 6.01	Existing Priority Indebtedness
Schedule 6.02	Existing Liens

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Assignment and Assumption
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Subsidiary Guarantee Agreement
Exhibit F	Form of Closing Date Certificate

iii

TERM LOAN AGREEMENT dated as of December 16, 2015 among MOLSON COORS BREWING COMPANY, a Delaware corporation, as Borrower; the LENDERS party hereto; and Citibank, N.A., as Administrative Agent.

The Borrower has requested that the Lenders establish the term loan facility provided for herein in an aggregate initial principal amount of US$3,000,000,000.  The proceeds of the Loans made hereunder will be used to finance the Transactions and pay Transaction Costs.   The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions

SECTION 1.01.                                        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“3-Year Tranche Commitment” means, as to each 3-Year Tranche Lender, its commitment to make 3-Year Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 3-Year Tranche Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such commitment may be reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the aggregate amount of the 3-Year Tranche Commitment is US$1,500,000,000.

“3-Year Tranche Lender” means, as of any date of determination, a Lender having a 3-Year Tranche Commitment or holding a 3-Year Tranche Loan.

“3-Year Tranche Loans” means the term loans made by the 3-Year Tranche Lenders to the Borrower pursuant to this Agreement.

“5-Year Tranche Commitment” means, as to each 5-Year Tranche Lender, its commitment to make 5-Year Tranche Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year Tranche Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as such commitment may be reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the aggregate amount of the 5-Year Tranche Commitment is US$1,500,000,000.

“5-Year Tranche Lender” means, as of any date of determination, a Lender having a 5-Year Tranche Commitment or holding a 5-Year Tranche Loan.

“5-Year Tranche Loans” means the term loans made by the 5-Year Tranche Lenders to the Borrower pursuant to this Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Assets” has the meaning set forth in the Acquisition Agreement.

“Acquired Business” has the meaning set forth in the Acquisition Agreement.

“Acquisition” means the acquisition by the Borrower, directly or through one of its Affiliates, of the Acquired Assets pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Purchase Agreement, dated as of November 11, 2015 among the Seller and the Borrower (including all schedules, annexes and exhibits thereto) as amended, modified and supplemented in accordance with the terms thereof and hereof.

“Acquisition Termination Date” means November 11, 2016; provided that if, pursuant to Section 7.01(b) of the Acquisition Agreement (as in effect on the Effective Date), the Termination Date (as defined in the Acquisition Agreement) is automatically extended, the Acquisition Termination Date shall mean a date, not later than 18 months after November 11, 2015, to which the Termination Date (as defined in the Acquisition Agreement) is so extended.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves applicable to such Eurodollar Borrowing.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is US$3,000,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that in no event shall the Alternate Base Rate be less than 0.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Canadian Pension Legislation” means, at any time, any Canadian pension legislation then applicable to any Canadian Subsidiary, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Québec

Pension Plan and any other similar plan established and maintained by any Governmental Authority.

“Applicable Creditor” has the meaning set forth in Section 10.14(b).

“Applicable Date of Determination” means the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement).

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable rate per annum set forth below under the caption “Eurodollar Margin” or “ABR Margin”, as applicable, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt on such date:

	Applicable Margin
Borrower’s Index Debt Rating	3-Year Tranche		5-Year Tranche
(S&P or Moody’s)	Eurodollar Margin	ABR Margin	Eurodollar Margin	ABR Margin
Rating Level 1: > BBB+ / Baa1	1.125%	0.125%	1.125%	0.125%
Rating Level 2: > BBB / Baa2	1.25%	0.25%	1.25%	0.25%
Rating Level 3: > BBB- / Baa3	1.50%	0.50%	1.50%	0.50%
Rating Level 4: > BB+ / Ba1	1.75%	0.75%	1.75%	0.75%
Rating Level 5: < BB / Ba2	2.00%	1.00%	2.00%	1.00%

For purposes of the foregoing, (a) if any of Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Rating Level 5; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall in different Ratings Levels, the Applicable Rate shall be based on the higher of the two ratings, unless one of the ratings is two or more Ratings Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Rating Level next below that of the higher of the two ratings; and (c) if the ratings established by any of Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, or if any such rating agency shall not have in effect a rating for the Index Debt notwithstanding the Borrower’s good faith efforts to cause such a rating to be in effect, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agencies or, if there shall be no such rating, the applicable ratings of Moody’s or S&P most recently in effect.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, each in its capacity as a joint lead arranger and joint bookrunner for the term loan facility evidenced by this Agreement.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and a permitted assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent and agreed by the Borrower.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).  In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Molson Coors Brewing Company.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$5,000,000.

“Borrowing Multiple” means US$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.

“Bridge Loan Agreement” means that certain 364-Day Bridge Loan Agreement, to be dated on or about the Effective Date, as amended, among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate voting power for the election of a majority of the board of directors represented by the issued and outstanding Equity Interests of the Borrower, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), other than any Permitted Holder, of Equity Interests representing more than 50% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower or a majority in interest of the Permitted Holders nor (ii) appointed or approved by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued, other than requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III that Lenders are required to comply with on or prior to the Effective Date.

“Class”, when used in reference to (a) any Loan or Borrower, refers to whether such Loan, or the Loans comprising such Borrowing, are 3-Year Tranche Loans or 5-Year Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 3-Year Tranche Commitment or 5-Year Tranche Commitment.

“Closing Date” means the date on which the conditions in Section 4.02 are first satisfied (or waived in accordance with Section 10.02) and the initial Loans are made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s 3-Year Tranche Commitment or 5-Year Tranche Commitment, as applicable.

“Competitor” means any Person that competes with the Borrower and its Subsidiaries in the industries in which they conduct their business or any of such Person’s Affiliates.

“Consolidated EBITDA” means, for any period, consolidated net income of the Borrower and the Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls and (xi) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (provided that any cash payment made with respect to any such non-cash cost or non-cash expense shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), minus (b) without duplication and to the extent included in determining consolidated net income of the Borrower and the Subsidiaries, the sum of (i) any extraordinary, unusual or nonrecurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Borrower and the Subsidiaries, minus (a) all current liabilities of the Borrower and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Borrower and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Borrower and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to the delivery of such first balance sheet pursuant to Section 5.01, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement.

“Consolidated Total Debt” means, at any time, an amount equal to all Indebtedness of the Borrower and the Subsidiaries at such time (other than obligations referred to in clause (h) or (i) of the definition of “Indebtedness” and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of the Borrower and the Subsidiaries at such time, determined, without duplication, on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, as set forth in Article VII, would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans on the Closing Date, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has stated publicly, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement, (c) unless subject to a good faith dispute, has failed to confirm in writing to the Administrative Agent upon its request (or at the request of the Borrower), within three Business Days after such request is received by such Lender, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation prior to the Closing Date by Administrative Agent, that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disclosure Documents” means (a) any of the Schedules to this Agreement, (b) the Information Memorandum, (c) the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2014, (d) the

Borrower’s Quarterly Reports on Form 10-Q for the periods ending March 31, 2015, June 30, 2015 and September 30, 2015, (e) the Borrower’s Current Reports on Form 8-K filed with or furnished to the Securities Exchange Commission on or before the Effective Date and (f) the Loan Documents and all documents related to the Transactions (including the Acquisition Agreement); provided that (other than with respect to Section 3.06(a)) with respect to the documents described in clauses (c), (d) and (e) any risk factor disclosure under the headings “Risk Factors”, “Forward Looking Statements” or any similar precautionary sections shall be excluded.

“Disqualified Institution” means (a) Competitors and (b) those financial institutions, lenders and other Persons specified in writing by the Borrower to the Administrative Agent prior to the Effective Date (and, in each case, Affiliates of such financial institutions, lenders and other Persons).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are first satisfied (or waived in accordance with Section 10.02).

“Elective Guarantor” has the meaning assigned to such term in Section 5.09(b).

“Environmental Laws” means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Party” mean, with respect to any Arranger, Lender or the Administrative Agent, any of their or their respective Affiliates’ employees that are engaged directly in (x) a sale of the Acquired Business and its subsidiaries as sell-side representative or (y) the acquisition of SABMiller by Seller or the related financing thereof, in each case other than such Person’s and its Affiliates’ respective directors, management, commitment and other similar approval committees and legal, compliance, agency, credit, risk management and other supervisory personnel customarily involved in the approval and oversight of such transactions (such individuals acting in such capacity, “Over The Wall Individuals”).  None of the Over The Wall Individuals shall be considered an Excluded Party for the purposes hereof.

“Excluded Taxes” means, with respect to any Lender or the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or applicable lending office is located (or any political subdivision thereof), or, if different, any jurisdiction in which it is treated as resident for tax purposes, (b) any branch profits Taxes imposed by the United States of America (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments made by the Borrower to the extent such Tax (A) is in effect and would apply, including with prospective effect, as of the date (i) such Lender or Administrative Agent becomes a party to this Agreement or (ii) such other recipient first becomes entitled to receive any payment to be made by or on account of any obligation of the Borrower hereunder or (B) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Administrative Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) any withholding Taxes imposed by FATCA, (e) any withholding Tax that is attributable to any Lender’s or Administrative Agent’s failure to comply with Sections 2.16(e) and/or 2.16(f) and (f) Taxes imposed by any jurisdiction (i) in which the Borrower (or, to the extent any withholding Tax is imposed as a result of the existence of any Guarantor hereunder, such Guarantor hereunder) is not organized or resident for Tax purposes, (ii) through which no payment is made by or on behalf of the Borrower (or, to the extent any withholding Tax is imposed as a result of the existence of any Guarantor hereunder, such Guarantor hereunder) under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of the Borrower (or, to the extent any withholding Tax is imposed as a result of the existence of any Guarantor hereunder, such Guarantor hereunder) under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment.

“Existing Credit Agreement” means the Credit Agreement dated as of June 18, 2014, as amended, among the Borrower, the borrowing subsidiaries party thereto, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and Deutsche Bank AG, Canada Branch, as Canadian administrative agent.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amendment or revision thereof so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Code as of the date of this Agreement, together in each case with any current or future regulations, guidance or official interpretations thereof, and including any intergovernmental agreements relating thereto, (b) any treaty, law, agreement (including any intergovernmental agreement), regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged by the Administrative Agent on such day for such transactions as determined by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America, as construed in accordance with Section 1.04.

“Governmental Authority” means the government of the United States of America, Canada any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (a “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Requirement” means, at any time, the requirement that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by (i) Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC and Molson Canada 2005 and (ii) each Subsidiary that Guarantees or is otherwise liable for (v) any of the Senior Notes, (w) the “Obligations” under and as defined in the Bridge Loan Agreement, (x) the “US Obligations” under and as defined in the Existing Credit Agreement, (y) the “Obligations” (or similar term) under and as defined in any Qualifying Term Loan Facility or (z) any “Obligations” (or similar term) (or in the case of any Specified Refinancing Indebtedness in respect of the Existing Credit Agreement, any “US Obligations” (or similar term)) under and as defined in any Specified Refinancing Indebtedness, and in each case shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that any Subsidiary required to Guarantee the Obligations pursuant to clauses (i) or (ii) above may be released from the Guarantee Requirement pursuant to Section 5.09(c) and any Subsidiary that elects to Guarantee the Obligations pursuant to Section 5.09(b) may be released from the Obligations pursuant to Section 5.09(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.  The “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting) that the Borrower or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, stay, customs or performance bonds or obligations of a like nature), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than (i) customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 90 days and (ii) any earn-out obligations until such earn-out obligations become a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or the holder of which has a right to be secured by) such Lien pursuant to the terms of the instruments embodying such Indebtedness of others, (f) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Securitization Transactions of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness:  (w) liabilities (including funding obligations) with respect to pension plans, (x) operating leases to the extent not Capital Lease Obligations, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities.  The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes imposed on account of any Obligation of the Borrower or any Guarantor hereunder, other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower.

“Information Memorandum” means the Confidential Information Memorandum prepared by the Arrangers and the Borrower in connection with the primary syndication of the Commitments and the Loans relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, commencing with the first such date to occur at the end of the first full fiscal quarter after the Closing Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available from all Lenders, other periods requested by the Borrower), thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).

“JV Business” has the meaning set forth in the Acquisition Agreement.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a Lender hereunder pursuant to Section 10.04, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.

“Leverage Ratio” means, at any time, the ratio, calculated on a Pro Forma Basis, of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower ended at or prior to such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the rate set by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in the currency of such Borrowing (as displayed on pages LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate or in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); in each case the “LIBO Screen” and the “LIBO Screen Rate”), for a period equal to such Interest Period.  In the event that the LIBO Screen Rate is not available for the requested tenor (an “Impacted Interest Period”) at such time for any reason, then the LIBO Rate shall be the Interpolated Rate.  Notwithstanding the foregoing, in no event shall the LIBO Rate be less than 0.00%.

“LIBO Screen” has the meaning assigned to it in the definition of “LIBO Rate”.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of equity securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the 3-Year Tranche Loans and 5-Year Tranche Loans made by a Lender pursuant to Section 2.01.

“Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement and any promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the material rights of or material benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means (a) Indebtedness (other than the Loans) of the Borrower and the Subsidiaries in an aggregate principal amount exceeding US$200,000,000 or (b) obligations of the Borrower and the Subsidiaries in respect of Hedging Agreements for which the aggregate amount of such obligations (after taking in account the effect of all netting of all Hedging Agreements) exceeds US$200,000,000.

“Maturity Date” means, as applicable, with respect to the (i) 3-Year Tranche Loans, the date that is the three-year anniversary of the Closing Date and (ii) 5-Year Tranche Loans, the date that is the five year anniversary of the Closing Date, unless such day is not a Business Day, then it shall be the immediately preceding Business Day.

“MillerCoors” means MillerCoors LLC, a Delaware limited liability company.

“Molson” means Molson Inc., a Canadian corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Obligations” means the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Assumption and a sale of a participation pursuant to Section 10.04.

“Participant” has the meaning set forth in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes of any kind, unemployment insurance, pension obligations and other types of social security, workers’ compensation and vacation pay, that are not yet due or required to be paid (or are not more than 30 days overdue) or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)                                   easements, restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or any restrictions imposed by any grant from Her Majesty in Right of Canada or any province or territory of Canada or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)                                  any interest or title of a lessor in the property subject to any lease other than a capital lease or a lease entered into as part of a Sale-Leaseback Transaction, in each case permitted under Section 6.01;

(h)                                 Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;

(i)                                     interests of suppliers in respect of customary title retention provisions in supply contracts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

(j)                                    rights of set-off or combination or consolidation in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the Effective Date, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, (vii) Peter H. Coors and Marilyn E. Coors, their estates, their lineal descendants and any other trust for the benefit of such Persons,  and (viii) any Person who any of the foregoing have voting control over the Equity Interests of the Borrower held by such Person; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Borrower held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Borrower and Molson), (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons and (vii) any Person who any of the foregoing have voting control over the Equity Interests of the Borrower held by such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Payment Dates” means the last day of March, June, September and December of each calendar year, commencing with the last day of the first full fiscal quarter ended after the Closing Date.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “base rate” in effect at its principal office in New York.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all the Obligations of the Borrower under the Subsidiary Guarantee Agreement), (b) all Indebtedness of the Borrower or any Subsidiary that is secured by any Lien on any asset of the Borrower or any Subsidiary, (c) all Indebtedness of the Borrower or any Subsidiary (including any Subsidiary Guarantor) that is referred to in clause (j) of the definition of Indebtedness in this Section 1.01 and (d) all Attributable Debt of the Borrower or any Subsidiary (including any Subsidiary Guarantor) in respect of Sale-Leaseback Transactions.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Net Tangible Assets or any other financial test or ratio hereunder, for any specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 6.05, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and, except for the purpose of Section 6.05, during the period immediately following the Applicable Date of Determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Net Tangible Assets shall be calculated after giving effect thereto.  Such pro forma calculations shall include adjustments for cost savings and synergies resulting from the Transactions or such Specified Transaction, in each case, calculated in accordance with Regulation S-X under the Securities Act of 1933.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness).  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Subsidiary may designate.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender by (b) the aggregate Term Loan Exposure of all Lenders, provided that if such Pro Rata Share is being determined with respect to a Class, then the numerator and denominator shall be determined with respect to the Commitments and/or Loans of such Class only.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower for the purpose of financing a portion of the consideration payable under the Acquisition Agreement that is subject to conditions precedent to funding no less favorable to the Borrower than the conditions precedent to funding herein, as determined and notified to the Administrative Agent in writing by the Borrower.

“Quotation Day” means, with respect to any Eurodollar Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (which, in the case of any Eurodollar Loan, shall be date two Business Days prior to the commencement of such Interest Period).  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables” means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Borrower or any Subsidiary from public house businesses in respect of loans made by the Borrower or any Subsidiary to such businesses.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, controlling Persons and other representatives and their respective successors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Term Loan Exposure of more than 50% of the aggregate Term Loan Exposure at such time.

“Responsible Officer” means the chief executive officer, president, secretary, any Financial Officer or other similar officer of the Borrower.

“SABMiller” means SABMiller plc, a public limited company incorporated in England and Wales.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“S&P” means Standard & Poor’s.

“Securitization Transaction” means (a) any transfer by the Borrower or any Subsidiary of Receivables or interests therein (together, if the Borrower elects, with all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing) (i) to a trust, partnership, corporation or other entity (other than the Borrower or a Subsidiary that is not an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary that is not an SPE Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables.  The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of (i) any such Receivables that have been written off as uncollectible and (ii) any retained or other interests held by the Borrower or any Subsidiary, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables.

“Seller” means Anheuser-Busch InBev SA/NV, a public company organized under the laws of Belgium.

“Senior Notes” means (i) any outstanding notes issued under any of (a) the Indenture, dated as of October 6, 2010, by and among Molson Coors International LP, the guarantors named therein and Computershare Trust Company of Canada, as Trustee, (b) the Indenture, dated as of May 3, 2012, by and among Molson Coors Brewing Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee and (c) the Indenture, dated as of September 18, 2015, by and among Molson Coors International LP, the guarantors named therein and Computershare Trust Company of Canada, as Trustee, in each case, as amended, restated and supplemented from time to time and (ii) any other outstanding senior notes issued by the Borrower or its Subsidiaries after the date hereof pursuant to a registered public offering or Rule 144A or other private placement.

“Significant Subsidiary” means (a) each Subsidiary that on the Closing Date directly or indirectly owns or Controls any other Significant Subsidiary, until such time as such Subsidiary no longer directly or indirectly owns or Controls any other Significant Subsidiary, (b) each Subsidiary designated from time to time by the Borrower as a Significant Subsidiary by written notice to the Administrative Agent, (c) each Domestic Subsidiary (other than an SPE Subsidiary) that is an obligor or Guarantor in respect of any Material Indebtedness, and (d) each other Subsidiary (other than an SPE Subsidiary) (i) the consolidated revenues of which for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) was more than US$300,000,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement) were greater than 5% of the Borrower’s consolidated total assets as of such date as shown on such financial statements.  For purposes of making the determinations required by this definition, the consolidated revenues and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Borrower.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or on behalf of MillerCoors in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations or warranties in the Acquisition Agreement.

“Specified Event of Default” means an Event of Default occurring under Sections 7.01(a) or (b) or, with respect to the Borrower only, Sections 7.01(h) or (i).

“Specified Loan Parties” means the Loan Parties set forth on Schedule 1.01.

“Specified Refinancing Indebtedness” has the meaning set forth in Section 6.01(a)(vii).

“Specified Representations” means those representations and warranties set forth in Sections 3.01 (solely with respect to the organization of the Borrower), 3.02, 3.03(e), 3.07(b), 3.08, 3.12, 3.14(b)(ii) (solely with respect to the use of proceeds of the Loans hereunder), 3.14(c) and 3.15.

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary of the Borrower or of any product line, business unit, line of business or division of the Borrower or any of its Subsidiaries for which historical financial statements are available (including the termination or discontinuance of activities constituting a business) or  (b) acquisition of all or substantially all the assets of or all the Equity Interests of any Person that will become a Subsidiary of the Borrower or of any product line, business unit, line of business or division of any Person for which historical financial statements are available any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit E, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Subsidiary who has executed the Subsidiary Guarantee Agreement, each Person that becomes an Elective Guarantor pursuant to the provisions of Section 5.09(b) and who has executed the Subsidiary Guarantee Agreement and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax thereon.

“Term Loan Exposure” means, on any date, the aggregate principal amount of the Loans outstanding on such date; provided that, at any time prior to the making of the Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Ticking Fees” has the meaning set forth in Section 2.11(a).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the Acquisition,  the purchase of the Transferred Assets if the Borrower makes the Transferred Assets Election; provided that such acquisition is consummated on the Closing Date, the borrowing of Loans, the incurrence by the Borrower of any other Indebtedness or the issuance of Equity Securities to finance the Acquisition and the use of the respective proceeds thereof.

“Transaction Costs” means the total cost of the fees, commissions and expenses related to the Transactions.

“Transferred Assets” has the meaning set forth in the Acquisition Agreement.

“Transferred Assets Election” means an election by the Borrower pursuant to Section 5.11(b) of the Acquisition Agreement not to purchase the Transferred Assets pursuant to the terms of the Acquisition Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“Vancouver Brewery Sale Leaseback Transaction” means the Sale-Leaseback Transaction relating to the Borrower’s Vancouver brewery.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                                        Classification of Loans and Borrowing.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.                                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.  All references to “knowledge” of the Borrower or any Subsidiary thereof shall mean the actual knowledge of a Responsible Officer of the Borrower.  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

SECTION 1.04.                                        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that amounts of Indebtedness and interest expense shall be calculated hereunder without giving effect to FAS 150 (Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity); provided further that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time).  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Effective Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number). The Leverage Ratio, Consolidated EBITDA, Consolidated Total Debt, Consolidated Net Tangible Assets or any other financial test or ratio hereunder, for any specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 6.05, shall be calculated on a Pro Forma Basis.

ARTICLE II
The Credits

SECTION 2.01.                                        Commitments.  Subject to the terms and conditions set forth herein, (a) each 3-Year Tranche Lender agrees to make a 3-Year Tranche Loan to the Borrower in US Dollars on the Closing Date in an aggregate principal amount not to exceed the 3-Year Tranche Commitment of such 3-Year Tranche Lender; provided, that if for any reason the full amount of such Lender’s 3-Year Tranche Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled on such date and (b) each 5-Year Tranche Lender agrees to make a 5-Year Tranche Loan to the Borrower in US Dollars on the Closing Date in an aggregate principal amount not to exceed the 5-Year Tranche Commitment of such 5-Year Tranche Lender; provided, that if for any reason the full amount of such Lender’s 5-Year Tranche Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled on such date.  Loans shall be drawn under 3-Year Tranche Commitments and the 5-Year Tranche Commitments on a pro rata basis.  Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  Each of the 3-Year Tranche Lender’s 3-Year Tranche Commitment and each of the 5-Year Tranche Lender’s 5-Year Tranche Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

SECTION 2.02.                                        Loans and Borrowing.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.13, each Borrowing shall be comprised entirely of  Eurodollar Loans or ABR Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (in which case all payments of principal and interest with respect to such Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and that the Borrower’s obligation to make payments pursuant to Section 2.16 shall not increase.

(c)                                  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                                        Request for Borrowing.  To request a Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request in writing (which may include telecopy or email) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to replace a Eurodollar Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.13 may be given not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Closing Date may be given at such later time or on such shorter notice as the Administrative Agent may agree.  Such written Borrowing Request shall be irrevocable; provided that such Borrowing Request may state that it is conditioned upon the consummation of the Acquisition or the acquisition of the Transferred Assets if the Borrower has made the Transferred Assets Election, in which case such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified closing date) if such condition is not satisfied.  Such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate principal amount of the requested Borrowing;

(ii)                                  the date of the requested Borrowing, which shall be a Business Day;

(iii)                               the Class and Type of the requested Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04.                                        [Intentionally Omitted]

SECTION 2.05.                                        [Intentionally Omitted]

SECTION 2.06.                                        Funding of Borrowing.  (a)  Each Lender shall make its Loan on the Closing Date by wire transfer of immediately available funds by 9:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loan available to the Borrower by crediting the amounts so received, in like funds by 10:00 a.m., New York City time (or to the extent funds are in the Escrow Account, such earlier time (not earlier than 8:00 a.m., New York City time; provided that the Borrower has directed the Administrative Agent to remit funds from the Escrow Account by 11:00 a.m., New York City time, one Business Day before the proposed date of Borrowing set forth in the Borrowing Request) as directed by the Borrower), to an account of the Borrower notified by the Borrower to the Administrative Agent.  The Administrative Agent shall, at the request of either the Administrative Agent or the Borrower, request that each Lender make, and each Lender agrees to make, its Loans by wire transfer of immediately available funds in US Dollars into an escrow account in the name of the Administrative Agent, on terms reasonably satisfactory to the Administrative Agent, notified by the Administrative Agent to the Lenders (such escrow account of the Administrative Agent, the “Escrow Account”), by 12:00 noon, New York City time one Business Day before the proposed date of Borrowing set forth in the Borrowing Request.  Each Lender authorizes the Administrative Agent to release all amounts deposited by the Lenders into the Escrow Account (such amounts, the “Escrow Funds”) to the Borrower on the Closing Date upon the satisfaction (or waiver in accordance with Section 4.02) of each of the conditions set forth in Section 4.02; provided that, in the event the Closing Date does not occur within two Business Days of the proposed date of Borrowing set forth in the Closing Date Borrowing Request (the “Return Date”), the Escrow Funds shall be returned to the respective Lenders within one Business Day of the Return Date and applied in prepayment of the Loans.  The Borrower agrees that interest shall accrue on the Loans from and including the date of the Escrow Funds being deposited in the Escrow Account.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan (subject to the return of such interest as provided in the next sentence).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing and the Administrative Agent shall return to the Borrower any amount (including interest) paid by the Borrower to the Administrative Agent pursuant to this paragraph.

SECTION 2.07.                                        Interest Elections.  (a)  A Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement.  The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               the Type of the resulting Borrowing; and

(iv)                              if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                                 If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing, then unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                                        Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall automatically terminate on the earlier to occur of (i) the Acquisition Termination Date, in the event that the Closing Date has not occurred on or before such date and (ii) the termination of the Borrower’s (or its applicable Affiliate’s) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with its terms.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or such shorter period as the Administrative Agent shall reasonably agree), specifying the effective date of such election and the Class of Commitments being reduced or terminated.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Any termination or reduction of the Commitments pursuant to this Section 2.08 shall be permanent.  Each reduction of the Commitments pursuant to this Section 2.08 shall be allocated among any Class of Commitments as directed by the Borrower and applied to the Commitments of each Lender within each Class in accordance with its Pro Rata Share.

SECTION 2.09.                                        Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby unconditionally promises to pay the Loans as follows:

(i)                                     to the Administrative Agent for the account of the 5-Year Tranche Lenders, a principal amount of the 5-Year Tranche Loans on each Principal Payment Date set forth below equal to (A) the percentage set forth opposite such Principal Payment Date multiplied by (B) the aggregate outstanding principal amount of the 5-Year Tranche Loans in effect at the end of business on the Closing Date, subject to adjustment pursuant to Section 2.10(b):

Principal Payment Date:	Percentage (%):
First Principal Payment Date through Fourth Principal Payment Date	0.0%
Fifth Principal Payment Date through Twelfth Principal Payment Date	2.50%
Thirteenth Principal Payment Date through Sixteenth Principal Payment Date	3.75%
Seventeenth Principal Payment Date through Nineteenth Principal Payment Date	5.00%

(ii)                                  to the extent the Loans of any Class remain outstanding on the Maturity Date for such Class of Loans, the Borrower unconditionally promises to pay to the Administrative Agent for account of the Lenders of such Class the outstanding principal amount of such Loans made on such Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of the Loans made hereunder, the Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal, interest or other amount due and payable or to become due and payable from the Borrower to any Lender hereunder and (iii) the amounts received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent consistent with the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Borrower and the Administrative Agent, acting reasonably.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10.                                        Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay the Loans without premium or penalty (subject to Section 2.15) in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)                                 Any prepayment of the Loans pursuant to Section 2.10(a) shall be applied to reduce the subsequent scheduled repayments of the Loans to be made pursuant to Section 2.09(a) in the manner notified by the Borrower to the Administrative Agent.

(c)                                  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any voluntary prepayment of a Borrowing pursuant to clause (a) above, (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof and the Class(es) of Loans to be prepaid; provided that a notice of voluntary prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

(d)                                 Each partial prepayment of the Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be allocated among each Class of Loans as directed by the Borrower and shall be applied ratably to the Loans within such Class.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and for any prepayment of a Eurodollar Loan, with any additional amounts required pursuant to Section 2.15.  In the event any prepayment shall be made hereunder but the Borrower shall not have selected the Borrowings to be prepaid, the Administrative Agent shall apply such prepayment (i) first, to ABR Borrowings and (ii) second, to Eurodollar Borrowings.

SECTION 2.11.                                        Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fees”), which shall accrue at a rate equal to 0.175% per annum on the daily average undrawn amount of each Commitment of such Lender, during the period from and including the later of (i) January 10, 2016 and (ii) the Effective Date to (but excluding) the date on which such Commitment terminates.  Accrued Ticking Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the date on which such Commitments terminate.  All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 [Intentionally Omitted].

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.                                        Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear (subject to the following provisions of this Section) interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  [intentionally omitted].

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan under

Section 2.10(a) prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.                                        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans as Eurodollar Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurodollar Borrowing shall be ineffective and the Borrower may instead request an ABR Borrowing not later than 12:00 noon, New York City time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Borrowing as a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing.

SECTION 2.14.                                        Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition or Tax affecting this Agreement or Eurodollar Loans made by such Lender, other than any Indemnified Taxes, Excluded Taxes or Other Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), other than any Indemnified Taxes, Excluded Taxes or Other Taxes, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay to such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.                                        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurodollar Loan or the right to receive payment other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense actually incurred and attributable to such event but excluding loss of anticipated profits.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Administrative Agent (who shall promptly inform the Borrower of the contents thereof) and shall be conclusive absent manifest error.  The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.                                        Taxes.  (a)  Subject to all the provisions of this Section 2.16 and except as required by law, any and all payments by or on account of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all such required deductions are made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Loan Parties shall pay any Other Taxes (not otherwise addressed in Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender or the Administrative Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Such Lender or Administrative Agent shall give the Borrower written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Borrower has an indemnity obligation, but the failure of such Lender or Administrative Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or willful misconduct for purposes of the first sentence of this clause (c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice.  Such Lender or Administrative Agent shall use reasonable efforts to cooperate with the Borrower in seeking a refund or return of such payment of Indemnified Taxes or Other Taxes.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Lender that claims to be entitled to an exemption from or reduction of withholding Tax under U.S. law or any treaty to which the United States is a party, or the law of any other jurisdiction with respect to which the Administrative Agent or Lender receives written reasonable request for documentation from the Borrower or the Administrative Agent with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  Such documentation shall include, as applicable and without limitation, (x) properly completed and executed U.S. Internal Revenue Service Forms W-8BEN,

W-8BEN-E, W-8ECI, W-8IMY (including the appropriate attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from United States withholding Tax along with any other documentation required by applicable law, (y) where claiming exemption under Section 871(h) or 881(c) of the Code, a statement signed under penalty of perjury that such Person is not (1) a “bank” as described in Section 881(c)(3)(A) of the Code, (2) a “10% shareholder” of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) or (3) a “controlled foreign corporation” related to the Borrower or any Loan Party within the meaning of Section 864(d)(4) of the Code, together with a properly completed U.S. Revenue Service Form W-8BEN or W-8BEN-E and (z) a properly completed and executed U.S. Internal Revenue Service Form W-9.  In addition, if a payment made to the Administrative Agent or Lender under this Agreement or in respect of any Obligation of the Borrower would be subject to United States withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) and such Person is claiming or seeking to claim an exemption from withholding under FATCA, such Person shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Such Lender or Administrative Agent shall indemnify and hold harmless the Borrower from any penalties, interest or other costs incurred by the Borrower solely as a result of the failure of such Lender or the Administrative Agent to comply properly with such documentation requirements.

(f)                                   The Administrative Agent or each Lender, on the date it becomes the Administrative Agent or a Lender hereunder (or designates a new lending office), will designate lending offices for the Loans to be made and held by it, and represents and warrants that, on such date (but without giving effect to any Change in Law after the Effective Date), it will not be liable and the Borrower will not be required to withhold or deduct for any withholding Tax that is imposed by the United States of America on payments by the Borrower except if such Lender (or assignor, if any) was, at the time of designation of a new lending office (or assignment), unable to comply with this Section 2.16(f) because of a change in applicable law (and would have been able to comply on the date that the applicable Lender or assignor became a Lender hereunder).  The Administrative Agent and each Lender shall provide documentation to the Borrower (with a copy to the Administrative Agent pursuant to Section 2.16(e)) prescribed by applicable law or reasonably requested by the Borrower to establish the foregoing.  If the Administrative Agent or a Lender is unable to comply with this Section 2.16(f) because of a change in applicable law described above, the Administrative Agent or such Lender shall provide the Borrower and the Administrative Agent with (i) adequate information as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding Tax and (ii) any additional properly completed and executed documentation reasonably requested by the Borrower and the Administrative Agent which is necessary to make such withholding on a payment made hereunder.  The Administrative Agent or each Lender shall indemnify the Borrower for the full amount of Excluded Taxes paid or required to be paid by the Borrower on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any Loan Document as a result of the Administrative Agent’s or such Lender’s failure to comply with this Section 2.16(f).

(g)                                  If a Lender or the Administrative Agent (each a “Finance Party”) receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section 2.16 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.16, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or willful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled.  Amounts payable to the Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the Borrower within 30 days of receipt of such refund by the Finance Party.  Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party.

(h)                                 [Intentionally Omitted].

(i)                                     This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17.                                        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Administrative Agent shall from time to time specify reasonably in advance of the date of the required payment in a notice delivered to the Borrower; provided that such payments shall be subject to the principles of Section 2.16(f) (substituting “Administrative Agent” for “Lender” and “account” for “lending offices”).  The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

SECTION 2.18.                                        Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document that requires the consent of all Lenders (or of each affected Lender, where such Lender is an affected Lender) and such amendment or waiver is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, but with the cooperation of the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender (a “Replaced Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent if such consent would be required under Section 10.04(b), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In connection with any such replacement, if any such Replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaced Lender.

SECTION 2.19.                                        [Intentionally Omitted].

SECTION 2.20.                                        [Intentionally Omitted].

SECTION 2.21.                                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Ticking Fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                                 [Intentionally Omitted];

(c)                                  the outstanding Commitment and Loans, if any, of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action under this Agreement (including any consent to any amendment, waiver or modification pursuant to Section 10.02), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or that would (i) change the percentage of Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 2.21 or Section 10.02 in a manner which affects such Defaulting Lender differently than other Lenders and is adverse to such Defaulting Lender, (iii) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Loans made by such Defaulting Lender or (v) postpone the scheduled date for any payment of principal of, or interest on, the Loans made by such Defaulting Lender, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a written request for such consent within 30 days after receipt of such written request);

(d)                                 in the event that the Administrative Agent and the Borrower each agree (acting reasonably) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its share of the outstanding Commitments at the time;

(e)                                  the operation of any provision of this Section 2.21, will not (i) constitute a waiver or release of any claim the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender, or (except with respect to clause (f) above) cause such Defaulting Lender to be a Non-Defaulting Lender, or (ii) except as expressly provided in this Section 2.21, excuse or otherwise modify the performance by the Borrower of its obligations under this Agreement and the other Loan Documents; and

(f)                                   anything herein to the contrary notwithstanding, the Borrower may (i) require such Lender to assign and delegate all its interests, rights and obligations under the Loan Documents in accordance with Section 2.18(b) or (ii) terminate the unused amount of the Commitment of a Defaulting Lender on a non-pro rata basis upon notice to the Administrative Agent (which shall promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Lenders (i) in the case of Sections 3.04, 3.05, 3.06, 3.07, 3.08, 3.09 and 3.10, on the Closing Date, immediately prior to the Closing and the consummation of the Acquisition and (ii) in the case of Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.13, 3.14 and 3.15 below on the Closing Date (giving effect to the consummation of the Acquisition) (provided, that at no time shall the Borrower make any representation or warranty to the Lenders with respect to the Transferred Assets), that:

SECTION 3.01.                                        Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.

SECTION 3.02.                                        Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action of each such Loan Party.  Each of the Loan Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.                                        Governmental Approvals; No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other material instrument binding upon the Borrower or any of the Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than Liens permitted by Section 6.02) and (e) will not violate the charter, by-laws or other organizational documents of the Loan Parties, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.                                        Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by PricewaterhouseCoopers LLP, independent public accountants, and such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)                                 Since December 31, 2014, there has not occurred or become known any event or circumstance that constitutes or would reasonably be expected to result in a material adverse change in the business, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole; provided, that any information disclosed in the Disclosure Documents shall be deemed not to constitute any such material adverse change.

SECTION 3.05.                                        Properties.  (a)  Each of the Borrower and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.                                        Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (including with respect to the Loan Documents or the Transactions) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the actions, suits or proceedings specifically identified in the Disclosure Documents).

(b)                                 Except for the matters disclosed in the Disclosure Documents and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.                                        Compliance with Laws and Agreements.

(a)                                 Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 As of the Closing Date, no Specified Event of Default has occurred and is continuing.

SECTION 3.08.                                        Investment Company Status.  Neither the Borrower nor any of the Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.                                        Taxes.  The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.                                        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate have fulfilled their obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and

have not incurred, and could not reasonably be expected to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.11.                                        Disclosure.  None of the reports, financial statements, certificates or other written information (other than projections, estimates, forecasts, budgets and other forward looking information concerning the Borrower and its Subsidiaries (collectively, the “Projections”) and other forward looking information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (but with respect to reports, financial statements, certificates or other written information relating to the JV Business, to the Borrower’s knowledge) (as modified or supplemented by other information so furnished) contains, as of the date furnished (and taken together with all other information then or theretofore furnished and with all then publicly available information that has been filed with the Securities and Exchange Commission) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect the Projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the Borrower’s control, that no assurances can be given that the projections will be realized and that actual results may be materially different).

SECTION 3.12.                                        Margin Stock.  Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  None of the Loans will be used by the Borrower or its Subsidiaries to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.

SECTION 3.13.                                        Guarantee Requirement.  Subject to Section 4.02(c), as of the Closing Date, the Guarantee Requirement is satisfied.

SECTION 3.14.                                        USA PATRIOT ACT; FCPA; OFAC.

(a)                                 None of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any of its Subsidiaries is the subject of any sanctions administered by OFAC (collectively, “Sanctions”).

(b)                                 To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act and (iii) the FCPA.

(c)                                  No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries directly or, to the knowledge of the Borrower or any of its Subsidiaries, indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or (ii) for the purpose of financing the activities of or business with any Person or in any country that, at the time of such financing, is the subject of Sanctions, except to the extent licensed by OFAC or otherwise authorized under U.S. law.

SECTION 3.15.                                        Solvency.  On the Closing Date, immediately after giving effect to the Transactions (a) the fair value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course of business, (c) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay as such debts and liabilities mature in the ordinary course of business and (d) the Borrower and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction for which the Borrower and its Subsidiaries’ property would constitute an unreasonably small capital.  For purposes of this Section 3.15, the amount of contingent liabilities at any time have been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE IV
Conditions

SECTION 4.01.                                        Effective Date.  The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with Section 10.02), on or before the Acquisition Termination Date of each of the following conditions:

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent, the Arrangers and the Lenders shall have received (A) all fees required to be paid on or prior to the Effective Date by the Borrower hereunder or under any other Loan Document, and all expenses required to be paid on or prior to the Effective Date by the Borrower hereunder or under any other Loan Document for which invoices have been presented at least 3 days prior to the Effective Date and (B) all documentation required under applicable related “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, with respect to the Specified Loan Parties.

(c)                                  The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower confirming that the term loan facility provided for herein constitutes a “Qualifying Term Loan Facility” for purposes of the Bridge Loan Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date and such notice shall be conclusive and binding.

SECTION 4.02.                                        Closing Date.  The obligation of each Lender to make Loans on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.02), on or before the Acquisition Termination Date of each of the following conditions:

(a)                                 The Effective Date shall have occurred.

(b)                                 The Lenders shall have received: (A) customary (i) legal opinions, (ii) corporate organizational documents, good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrower and the Subsidiary Guarantors), secretary certificates with respect to incumbency and a customary officer’s certificate substantially in the form of Exhibit F hereto certifying only that the Specified Representations are true and correct in all material respects, (iii) a certificate from the chief financial officer or treasurer of the Borrower with respect to the solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Closing Date substantially in the form of Exhibit B hereto, on a pro forma basis for the Transactions), (iv) corporate or other applicable resolutions with respect to the Borrower and Subsidiary Guarantors, and (v) borrowing notice; in each case so long as not inconsistent with the provisions of Section 4.02(e) below; and (B) at least 3 Business Days prior to the Closing Date documentation required under applicable related “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested by any Lender in writing at least 10 business days prior to the Closing Date, other than to the extent satisfied on the Effective Date (including, for the avoidance of doubt, with respect to the Specified Loan Parties).

(c)                                  The Guarantee Requirement shall be satisfied; provided that to the extent that any intended  Guarantee by MillerCoors or any of its subsidiaries is not delivered on the Closing Date, the delivery of such Guarantee will not constitute a condition precedent to the availability of the Loans on the Closing Date, but the Borrower agrees to deliver such Guarantee (to the extent required by the Guarantee Requirement) no later than 30 days (or such longer period as the Administrative Agent may agree) after the Closing Date.

(d)                                 The Administrative Agent, the Arrangers and the Lenders shall have received all fees required to be paid on or prior to the Closing Date by the Borrower hereunder, and all expenses required to be paid on or prior to the Closing Date by the Borrower hereunder for which invoices have been presented at least 3 Business Days prior to the Closing Date (which fees and expenses may be offset against the proceeds of the Loans).

(e)                                  (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects and (ii) the Specified Representations shall be true and correct in all material respects.

(f)                                   The Acquisition shall have been, or substantially concurrently with the initial funding of the Loans shall be, consummated in accordance in all material respects with terms of the Acquisition Agreement and there shall have been no amendment, modification or waiver of any provision thereof or any consent provided thereunder, in each case which is materially adverse to the interests of the Lenders without each Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) subject to clause (ii) below, any amendment, modification or waiver that results in a decrease of 20% or less in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Lenders, (ii) neither (x) any change in the purchase price pursuant to any purchase price or similar adjustment provision set forth in the Acquisition Agreement nor (y) the Borrower making the Transferred Assets Election or any purchase price reduction resulting from such Transferred Assets Election shall constitute an amendment, modification or waiver of any provision of the Acquisition Agreement (or any schedule or exhibit thereto) for purposes of this paragraph and (iii) subject to clause (ii) above, any increase in the consideration for the Acquisition shall be deemed not to be materially adverse to the interests of the Lenders so long as funded with equity proceeds or cash on hand at the Borrower).

(g)                                  The Administrative Agent shall have received: (i) for each of the Borrower and its consolidated subsidiaries and MillerCoors and its consolidated subsidiaries, consolidated balance sheets and related statements of operations, stockholders’ equity/investment and cash flows for each of the three most recent fiscal years ended at least 45 days prior to the Closing Date (which shall be audited); (ii) for each of the Borrower and its consolidated subsidiaries and MillerCoors and its consolidated subsidiaries, consolidated balance sheets and related statements of operations and cash flows for each fiscal quarter ended after the end of its most recent fiscal year and ended at least 40 days prior to the Closing Date (which shall be subject to a SAS 100 or similar review by the Borrower’s or MillerCoors’s auditors, as applicable, but excluding the fourth fiscal quarter of any fiscal year) (it being understood that clauses (i) and (ii) of this condition shall be deemed satisfied upon the filing with the Securities and Exchange Commission of the Borrower’s 10-K or 10-Q, as applicable, to the extent such financial statements are contained therein); and (iii) customary pro forma consolidated balance sheets and related statements of operations of the Borrower after giving effect to the Transactions based on the most recent financial statements delivered pursuant to clauses (i) and (ii) above (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting).  The Arrangers acknowledge receipt of all such financial statements described in clause (i) and (ii) above for any such period ending prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE V
Affirmative Covenants

From the Closing Date until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and the Subsidiaries that:

SECTION 5.01.                                        Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (which shall distribute such materials to each Lender):

(a)                                 within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (with the opinion of such financial statements not containing (i) a “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit that results from restrictions imposed by the Borrower on the audit procedures carried out by its independent public accountants) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under Section 1.04 for purposes of Section 6.05 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of “Guarantee Requirement” and attaching a revised schedule of Subsidiary Guarantors showing all additions to and removals from the list of Subsidiary Guarantors since the Closing Date (or confirming that there have been no changes from such most recently delivered update pursuant to this Section 5.01(c));

(d)                                 [intentionally omitted];

(e)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)                                   promptly after obtaining knowledge that Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(g)                                  promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to the clauses above or pursuant to Section 5.02 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Borrower’s website on the Internet at www.molsoncoors.com (or such other address as the Borrower shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Administrative Agent providing notice of such posting or availability).  Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

SECTION 5.02.                                        Notices of Material Events.  The Borrower will furnish to the Administrative Agent (which shall distribute such materials to each of the Lenders) promptly following obtaining knowledge thereof by a Responsible Officer of the Borrower, written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary thereof that could reasonably be expected to be adversely determined and if adversely determined, could reasonably be expected to result, after giving effect to the coverage and policy limits of applicable insurance policies, in a Material Adverse Effect;

(c)                                  the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the PBGC to terminate any Plan, or (iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Borrower or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed US$150,000,000); and

(d)                                 any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered (or deemed to have been delivered) under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                                        Existence; Conduct of Business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.03.

SECTION 5.04.                                        Payment of Taxes.  The Borrower will, and will cause each of the Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.                                        Maintenance of Properties; Insurance.  The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as shall be determined by the officers of the Borrower in the exercise of their reasonable judgment to be consistent with prudent business practices.

SECTION 5.06.                                        Books and Records; Inspection Rights.  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during reasonable business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Borrower has been provided the opportunity to be present, its independent accountants, all at such reasonable times and as often as reasonably requested; provided, that in no event shall the requirements set forth in Section 5.06 require Borrower or any of its Subsidiaries to provide any such information which (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law, fiduciary duty or third-party contractual obligation (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.  All visitation requests by Lenders shall be made through the Administrative Agent, and the Administrative Agent and the Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Borrower. Unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year.

SECTION 5.07.                                        Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, ERISA and Applicable Canadian Pension Legislation, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.                                        Use of Proceeds.  The proceeds of the Loans will be used solely to finance the Transactions and the Transaction Costs.

SECTION 5.09.                                        Guarantee Requirement; Elective Guarantors.  (a) Subject to Section 4.02(c), the Borrower will cause the Guarantee Requirement to be satisfied at all times on and following the Closing Date.

(b)                                 With respect to any Subsidiary that is not required to Guarantee the Obligations pursuant to the Guarantee Requirement, the Borrower may (but is not required to), at any time upon notice to the Administrative Agent, cause any such Subsidiary to become a Subsidiary Guarantor (such Subsidiary, an “Elective Guarantor”) by such Subsidiary executing and delivering to the Administrative Agent a supplement to the Subsidiary Guarantee Agreement.

(c)                                  So long as no Default would result from such release, if (i) 50% or more of the Equity Interests of a Subsidiary Guarantor (including an Elective Guarantor) owned by the Borrower or a Subsidiary are sold, merged or consolidated or otherwise disposed of in a transaction or transactions permitted by this Agreement, (ii) a Subsidiary Guarantor (including an Elective Guarantor) is liquidated, dissolved into, or merged with, the Borrower or any other Subsidiary or (iii) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Guarantee, (x) all of the Indebtedness of such Subsidiary Guarantor (including any Elective Guarantor) being released is permitted under Section 6.01 and (y) such Subsidiary Guarantor does not Guarantee and is not otherwise liable for (or is substantially contemporaneously released as a guarantor or obligor under the Senior Notes, the Existing Credit Agreement, the Bridge Loan Agreement, any Qualifying Term Loan Facility and any Specified Refinancing Indebtedness), then, in each case, the Guarantee of such Subsidiary Guarantor (including any Elective Guarantor) shall automatically be released promptly following the Borrower’s request therefor, and at such time, the Administrative Agent shall execute such further evidence of release of such Subsidiary Guarantor (including any Elective Guarantor) pursuant to this Section 5.09(c) from its Guarantee.

ARTICLE VI
Negative Covenants

From the Closing Date, until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders as to itself and the Subsidiaries that:

SECTION 6.01.                                        Priority Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness other than:

(a)                                 Indebtedness under (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Existing Credit Agreement up to an aggregate principal amount of US$1,500,000,000 (and related Guarantees thereof), (iv) the Bridge Loan Agreement (and related Guarantees thereof), (v) any Qualifying Term Loan Facility (and related Guarantees thereof), (vi) the Senior Notes (and related Guarantees thereof) and (vii) extensions, renewals, refinancings or replacements of any Indebtedness described in clauses (i), (iii), (iv) or (v) above that does not increase the principal amount thereof (except by an amount equal to unpaid accrued interest and premium thereon plus fees, costs or expenses owing or paid related to such Indebtedness and costs, fees and expenses incurred, in connection with such extension, renewal, refinancing or replacement) or, if such extensions, renewals, refinancing or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.01 (any such Indebtedness incurred pursuant to this clause (a)(vii), “Specified Refinancing Indebtedness”);

(b)                                 Indebtedness existing on the Effective Date and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.01; provided, that no additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the Effective Date) will be added as obligors or Guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the Effective Date);

(c)                                  Indebtedness incurred pursuant to the Vancouver Brewery Sale-Leaseback Transaction; provided, that the Attributable Debt of such Vancouver Brewery Sale-Leaseback Transaction does not exceed US$100,000,000;

(d)                                 Indebtedness of any Subsidiary to the Borrower or any other Subsidiary, or Indebtedness of the Borrower to any Subsidiary; provided that no such Indebtedness shall be assigned to a Person other than the Borrower or a Subsidiary;

(e)                                  Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale-Leaseback Transactions) incurred to finance the acquisition, construction or improvement of, and secured by, any fixed or capital assets (including real property), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or Guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement;

(f)                                   Indebtedness of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and indebtedness which may be incurred to provide for the near-term working capital needs of any such Person under any revolving credit or similar facility that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that (i) either (x) do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or (y) if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.01, (ii) do not add additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the Effective Date) as obligors or Guarantors in respect thereof and (iii) are not secured by any additional assets (other than as a result of any Lien covering after-acquired property that shall be in effect at the time such Person becomes a Subsidiary);

(g)                                  Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations of any Subsidiary that do not constitute Indebtedness (other than performance, surety, appeal or similar bonds to the extent constituting Indebtedness);

(h)                                 Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or letters of credit, appeal bonds, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries or otherwise in the ordinary course of business;

(i)                                     Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

(j)                                    Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions does not at any time exceed (x) US$200,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom or (y) US$500,000,000 in respect of other Securitization Transactions;

(k)                                 other Priority Indebtedness in an aggregate amount outstanding at any time not greater than 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement);

(l)                                     Indebtedness arising under a guarantee or indemnity given by the Borrower or any Subsidiary in favor of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Borrower or any Subsidiary; and

(m)                             Indebtedness incurred pursuant to overdraft, daylight exposure or other similar facilities.

SECTION 6.02.                                        Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Liens securing or deemed to exist in connection with Priority Indebtedness (other than Indebtedness referred to in paragraph (d) of Section 6.01) to the extent such Priority Indebtedness is permitted under Section 6.01;

(b)                                 Permitted Encumbrances;

(c)                                  Liens in connection with Hedging Agreements, the aggregate principal amount of the obligations under which does not exceed US$300,000,000 outstanding at any time;

(d)                                 any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such Lien is otherwise permitted under this Section 6.01;

(e)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such Lien is otherwise permitted under this Section 6.01;

(f)                                   Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or law;

(g)                                  Liens to secure obligations of the Borrower to any Subsidiary Guarantor;

(h)                                 Liens to secure obligations of a Subsidiary to the Borrower or any other Subsidiary; and

(i)                                     other Liens not specifically listed above securing obligations not to exceed US$150,000,000 at any one time outstanding.

Notwithstanding the foregoing, the obligations under the Senior Notes, the Existing Credit Agreement, the Bridge Loan Agreement, any Qualifying Term Loan Facility or any Specified Refinancing Indebtedness shall be permitted to be secured if, and only if, the Obligations are secured on an equal and ratable basis to the obligations of the Borrower under the Senior Notes, the Existing Credit Agreement (other than Guarantee obligations of the Borrower thereunder), the Bridge Loan Agreement, any Qualifying Term Loan Facility or any Specified Refinancing Indebtedness, as applicable, pursuant to documentation reasonably satisfactory to the Administrative Agent.

SECTION 6.03.                                        Fundamental Changes.  (a)  The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more Subsidiaries) assets representing all or substantially all the assets of the Borrower and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person may merge into or amalgamate with the Borrower in a transaction in which the Borrower is the surviving corporation.

(b)                                 The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

SECTION 6.04.                                        Transactions with Affiliates.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 6.05.                                        Leverage Ratio.  The Borrower will not permit the Leverage Ratio to exceed:

Fiscal Quarter	Leverage Ratio
as of the last day of the first fiscal quarter after the Closing Date and the last day of the second, third and fourth fiscal quarter after the Closing Date	5.75:1.00
as of the last day of the fifth fiscal quarter after the Closing Date and the last day of the sixth, seventh and eighth fiscal quarter after the Closing Date	5.25:1.00
as of the last day of the ninth fiscal quarter after the Closing Date and the last day of the tenth, eleventh and twelfth fiscal quarter after the Closing Date	4.75:1.00
as of the last day of the thirteenth fiscal quarter after the Closing Date and the last day of the fourteenth, fifteenth and sixteenth fiscal quarter after the Closing Date	4.25:1.00
as of the last day of the seventeenth fiscal quarter after the Closing Date and as of the last day of each fiscal quarter thereafter	3.75:1.00

ARTICLE VII
Events of Default

SECTION 7.01.                                        Events of Default.  If any of the following events (“Events of Default”) shall occur on or after the Closing Date:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and (except with respect to any Specified Representation), to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(d)                                 the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (provided, that the delivery of a notice of

Default at any time will cure any Event of Default arising from the failure to timely deliver a notice of such Default pursuant to Section 5.02(a)), 5.03 (with respect to the Borrower’s existence), 5.08 or 5.09 (if such failure under Section 5.09 shall continue for fifteen Business Days after notice thereof from the Administrative Agent to the Borrower) or in Article VI;

(e)                                  the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)                                   the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period; provided, that this clause (f) shall not apply to any breach or default that has been remedied or waived;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits (after all applicable grace periods and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or (i) in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Borrower or a Subsidiary, in either case, prior to its scheduled termination or (ii) any default or similar event under Hedging Agreements constituting Material Indebtedness that enables or permits a counterparty to terminate such Hedging Agreements and require any termination or similar payment to be made thereunder); provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the condemnation, damage or loss of, or the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) Indebtedness which is convertible into Equity Interests and so converts or (C) any breach or default in such Material Indebtedness that has been remedied or waived;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, administration or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any corporate action authorizing any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of US$200,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor) and the same shall remain undischarged and unvacated for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any material assets of the Borrower or any Significant Subsidiary to enforce any such judgment;

(k)                                 an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement shall not be (or shall be asserted by the Borrower or any Subsidiary Guarantor not to be) valid or in full force and effect (except in the case of any release of any guarantee of any Subsidiary Guarantor in accordance with the terms of Section 5.09(c) or the Subsidiary Guarantee Agreement); or

(m)                             a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section (other than subclause (vii) of such clause (i))), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans to be due and payable in whole or in part (in which case any principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest on the Loans and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately (except as provided above), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Section with respect to the Borrower, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
[Intentionally Omitted]

ARTICLE IX
The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, Citibank N.A. is hereby appointed to act as Administrative Agent on behalf of the Lenders.  Each of the Lenders and each assignee of any Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Borrower or an Affiliate of the Borrower in a transaction not prohibited by this Agreement or as required by Section 5.09(c).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

With respect to the Loans made by it under this Agreement, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties under the Loan Documents shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.

Subject to the appointment and acceptance of a successor Administrative Agent (the “Successor Agent”) as provided in this paragraph, so long as no Event of Default has occurred and is continuing, the Borrower may dismiss the Administrative Agent (the “Existing Dismissed Agent”) (x) with the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) or (y) if such Administrative Agent constitutes a Defaulting Lender pursuant to clause (e) of the definition thereof, by notifying the Lenders.  After such notice of dismissal is sent by the Borrower, the Borrower shall have the right to appoint the

Successor Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by the Successor Agent, such Successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the Existing Dismissed Agent, and the Existing Dismissed Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to the Successor Agent shall be the same as those payable to the Existing Dismissed Agent unless otherwise agreed between the Borrower and the Successor Agent.  After the Existing Dismissed Agent’s dismissal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of the Existing Dismissed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

The Administrative Agent may resign (the “Resigning Agent”) at any time by providing 30 (thirty) days written notice to the Lenders and the Borrower.  Upon any such resignation, the Borrower shall have the right to appoint a successor Administrative Agent (the “Replacement Agent) (x) in its sole discretion, if such Replacement Agent is a lender  under the Existing Credit Agreement or (y) with the consent of the Required Lenders (not to be unreasonably withheld or delayed), if such Replacement Lender is not a lender under the Existing Credit Agreement; provided, that if an Event of Default has occurred and is continuing, the Required Lenders, and not the Borrower, shall have the right, in consultation with the Borrower, to appoint the Replacement Agent.  If no Replacement Agent shall have been so appointed by the Borrower (or, if applicable, the Required Lenders) and shall have accepted such appointment within 30 days after the Resigning Agent gives notice of its resignation, then the Resigning Agent may (but shall not be obligated to), on behalf of the Lenders, appoint the Replacement Agent which shall be a bank with an office in New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by the Replacement Agent, the Replacement Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the Resigning Agent, and the Resigning  Agent shall be discharged from its duties and obligations hereunder.  If within 30 days after the Resigning Agent gives notice of its resignation, neither the Borrower (nor, if applicable, the Required Lenders) nor the Administrative Agent have appointed a Replacement Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the Resigning Agent and the Resigning Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to the Replacement Agent shall be the same as those payable to the Resigning Agent unless otherwise agreed between the Borrower and the Replacement Agent.  After the Resigning Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of the Resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against such Administrative Agent by the United States Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding

Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Article. The agreements in this Article shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent or a Lender hereunder.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.  Nothing herein shall be deemed to give the Administrative Agent the right to vote the claim of any Lender in any such proceeding pursuant to such Debtor Relief Law.

ARTICLE X
Miscellaneous

SECTION 10.01.                                 Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at Molson Coors Brewing Company, 1801 California Street, Suite 4600, Denver, Colorado 80202, Attention of Treasurer (Fax: 303-927-2416), with a copy to Molson Coors Brewing Company, 1801 California Street, Suite 4600, Denver, Colorado 80202, Attention of Chief Financial Officer (Fax: 303-927-2416) and Chief Legal Officer (Fax. 303-927-2416);

(ii)                                  if to the Administrative Agent, to Citibank, N.A., 1615 Brett Road, New Castle, Delaware 19720, Attention of Bank Loan Syndications (Fax: 646-274-5080; Email: GLAgentOfficeOps@citi.com); and

(iii)                               if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.                                 Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (other than with respect to any amendment or waiver contemplated by the following proviso, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders); provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that the waiver of any Default or Event of Default shall not constitute an increase in the Commitment of such Lender), (ii) reduce the principal amount of any Loan, or reduce the Applicable Rate, or reduce any fees payable hereunder, without the written consent of each Lender owed such amount, (iii) postpone the date of any scheduled payment of the principal amount of any Loan (including the maturity date), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of such Lender owed such amount or which holds such Commitment, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or amend the pro rata treatment of each reduction of the Commitments under Section 2.08, without the written consent of each Lender, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender or (vi) release all or substantially all the Subsidiary Guarantors from its or their obligations under the Subsidiary Guarantee Agreement (except as otherwise provided therein), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.  At the Borrower’s option, any amendment, waiver or modification may apply to only one Class, in which case only the Required Lenders of such Class shall be needed to approve any such amendment, waiver or consent.

(c)                                  Notwithstanding anything to the contrary contained in Section 10.02, if at any time after the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, obvious error or any error or omission of a technical or administrative nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 10.03.                                 Expenses; Indemnity; Damage Waiver.  (a)  Whether or not the Closing Date occurs, the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their Affiliates (other than, prior to the Closing Date, the Excluded Parties) for which receipt of a written request therefor (together with detailed supporting documentation (including line item breakdown) supporting such request is provided) (limited (x) in the case of legal fees, to the reasonable fees, charges and out-of-pocket disbursements of Davis Polk & Wardwell LLP and one counsel per jurisdiction and (y) in the case of any other advisors and consultants, to advisors and consultants approved by the Borrower), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof; provided, that all such expenses incurred prior to the Closing Date shall be paid by the Borrower on the Closing Date if a written request therefor (together with detailed supporting documentation (including line item breakdown) supporting such reimbursement request) is provided within three (3) business days prior to the Closing Date, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender for which receipt of a written request therefor (together with detailed supporting documentation (including line item breakdown) supporting such request is provided) (limited (I) in the case of legal fees to the reasonable fees, charges and out-of-pocket disbursements of one counsel to the Administrative Agent and the Lenders, taken as a whole, (and one counsel for each appropriate jurisdiction and, solely in the case of actual or potential conflict of interest where the Administrative Agent or such Lender affected by such conflict notifies the Borrower of the existence of such conflict, one additional counsel in each applicable jurisdiction) and (II) in the case of any other advisors and consultants, to advisors and consultants approved by the Borrower) in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that in each case, the Borrower shall have no obligation to reimburse for expenses (including legal fees and expenses) which have been incurred more than 60 days from the date of receipt by the Borrower of such invoice.

(b)                                 The Borrower shall indemnify each Arranger, the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (but excluding, with respect to any Excluded Parties, losses, claims, damages, liabilities or related expenses relating to actions or omissions prior to the Closing Date) (each such Person being called an “Indemnitee”) against, hold each Indemnitee harmless from and each Indemnitee shall have no liability for, any and all losses, claims, damages, liabilities and related expenses and shall reimburse each Indemnitee within 30 days after receipt of a written request therefor (together with detailed supporting documentation (including line item breakdown) supporting such request and limited (x) in the case of legal fees, to the reasonable fees, charges and disbursements of one outside counsel for all Indemnitees (and one local counsel for each appropriate jurisdiction and solely in the case of actual or potential conflict of interest where any Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel in each applicable jurisdiction) and (y) in the case of any other third party advisors and consultants, to advisors and consultants approved by the Borrower), other than Taxes, which, in all cases, are subject to indemnity only pursuant to Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the Transactions or any related transactions, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any of its Affiliates or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (I) a material breach by such Indemnitee of its obligations hereunder or under any Loan Document or (II) the willful misconduct, bad faith or the gross negligence of such Indemnitee or such Indemnitee’s Affiliates, officers, directors, employees, advisors or agents, (y) with respect to disputes solely among Indemnitees (other than, solely to the extent such indemnification would not be denied pursuant to clause (x) above, claims in connection with any such Indemnitee acting in its capacity as Arranger, Administrative Agent or any other agent, arranger, bookrunner or other similar role) that are not arising out of an act or omission by the Borrower or its Affiliates or (z) settlements without the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), but, if settled with the Borrower’s consent or if there is a final judgment in any such proceeding, then the Borrower will indemnify and hold harmless each Indemnitee in the manner set forth above); provided, further, in each case, the Borrower shall have no obligation to reimburse for expenses (including legal fees and expenses) which have been incurred more than 60 days from the date of receipt by the Borrower of such invoice.  The Borrower will not, without the prior written consent of the applicable Indemnitee (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of fault or culpability by or on behalf of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 To the extent permitted by applicable law, no party hereto shall assert (and, by their acceptance of the terms hereunder, any Indemnitee shall not assert), and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof (it being agreed, however, that the Borrower’s indemnification obligations will apply in respect of any special, indirect, exemplary, incidental, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party).  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the Transactions.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor (subject to any express time periods provided for payment set forth herein).

SECTION 10.04.                                 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender thereto (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees (other than to any Disqualified Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that, subject to the following proviso, (i) the Administrative Agent and, except in the case of an assignment (A) to a Lender or a Lender Affiliate or (B) at a time when an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, the Borrower must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Disqualified Institution, together with a processing and recordation fee of US$3,500 (it being understood that such fee is not payable by the Borrower), (iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, the Administrative Agent and each other Lender hereunder (and interest accrued thereon), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the documentation required to be delivered under Sections 2.16(e) and (f) and (vi) no assignee shall be entitled to receive any greater payment under Section 2.16 than the assigning Lender would have been entitled to receive with respect to the assigned interest unless the entitlement to receive any additional amounts under Section 2.16 arises as a result of a change in applicable law after the date such assignee becomes a party to this Agreement; provided, however that, notwithstanding the foregoing, prior to the funding of the Loans on the Closing Date, (x) no Lender shall be permitted to assign its rights and obligations hereunder except with the consent of the Borrower in its sole and absolute discretion and (y) notwithstanding clause (x), Citibank, N.A. shall be permitted to assign its rights and obligations as a Lender hereunder to Citicorp USA, Inc. or Citicorp North America, Inc.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything in this Agreement to the contrary, the Loans and Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and Commitments shall be transferable only in accordance with the terms hereof.  This Section 10.04(c) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than to any Disqualified Institution so long as the list of Disqualified Institutions pursuant to clause (b) of the definition thereof is available to Lenders upon request) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender entitled to such benefits and had acquired its interest by assignment pursuant to paragraph (b) of this Section, but only to the extent that such Participant agrees to comply with and be subject to Section 2.16 as if it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Obligations is treated as a participation by reason of the penultimate sentence of Section 10.04(b).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with and be subject to Section 2.16 as though it were a Lender.

(g)                                  Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder.  Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment.  No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC; provided that each SPC (or any Person receiving a payment through such SPC) shall be entitled to the benefits of Section 2.16 only to the extent such Person agrees to comply with and be subject to Section 2.16 as if it were a Lender.  In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Borrower and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to the Borrower, except with the Borrower’s consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)                                     In connection with a proposed assignment pursuant to this Section 10.04, the assigning Lender may request, and the Administrative Agent is authorized to provide, the list of Disqualified Institutions that the Borrower has provided pursuant to clause (b) of the definition thereof.  The Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Institution shall have become an assignee, Lender or participant hereunder.

SECTION 10.05.                                 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06.                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  To the extent provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic transmission (including by .pdf)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.                                 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.                                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding escrow, payroll, petty cash, trust, tax and fiduciary accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.                                 Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided, however, that the laws of the State of Delaware shall govern in determining (a) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (b) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof to the extent that such principles would direct a matter to another jurisdiction).

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.                                 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.                                 Confidentiality.  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, stockholders, partners, members and agents, including accountants, legal counsel and other advisors, in each case on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including any state, federal or foreign authority or examiner regulating banks or banking or any self-regulatory body having or claiming oversight over the Administrative Agent, any Lender or any of their respective Affiliates, (c) to the extent required by applicable laws or regulations, compelled in a judicial or administrative proceeding or requested by a governmental authority, subject, if reasonably practicable and legally permissible, to prior notice to the Borrower, (d) to any other party to this Agreement, (e) in connection with the assertion of a due diligence defense or otherwise, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby or the enforcement of rights hereunder or thereunder, (f) to any assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than Disqualified Institutions or any prospective assignee to whom the Borrower has affirmatively declined to provide its consent to (to the extent such consent is required hereunder)) or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower, (h) to any rating agency on a confidential basis, or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) is independently developed by the Administrative Agent or any Lender or (3) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a third-party source that is not, to the Administrative Agent’s or such Lender’s, as applicable, knowledge, subject to the confidentiality obligations hereof.  For the purposes of this Section, “Information” means all information provided to the Administrative Agent or any Lender by or on behalf of the Borrower, the Acquired Business or any of their respective Subsidiaries in connection with this Agreement or any other Loan Document, other than any such information that is available on a non-confidential basis from a third-party source prior to disclosure by the Borrower.  Notwithstanding the foregoing no disclosure of Information may be made to any Excluded Party prior to the Closing Date without the Borrower’s consent.

SECTION 10.13.                                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14.                                 Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the Borrower.  The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

(c)                                  For purposes of determining compliance with any provision hereunder with respect to any transaction consummated in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such transaction is consummated (so long as such transaction, at the time consummated, was permitted hereunder); provided, that if any Priority Indebtedness or Lien is incurred to refinance, replace or extend other Priority Indebtedness or Lien denominated in a currency other than Dollars, and such refinancing, replacement or extension would cause the applicable Dollar denominated restriction to be exceed if calculated at the relevant currency exchange rate in effect on the date of such refinancing, replacement or extension, such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the Indebtedness or Lien subject to such refinancing, replacement or extension does not exceed the principal amount of such Indebtedness or Lien immediately prior to such refinancing, replacement or extension.

SECTION 10.15.                                 USA Patriot Act.  Each Lender hereby notifies the Borrower and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the USA Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOLSON COORS BREWING COMPANY

By	/s/ Michael J. Rumley
Name:	Michael J. Rumley
Title:	Vice President Treasurer

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

CITIBANK, N.A., as Administrative Agent and as a Lender

By	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

BANK OF AMERICA, N.A., as a Lender

By	/s/ Nicholas Cheng
Name: Nicholas Cheng
Title: Vice President

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

UBS AG, STAMFORD BRANCH, as a Lender

By	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

MUFG UNION BANK, N.A., as a Lender

By	/s/ Harumi Kambara
Name: Harumi Kambara
Title: Authorized Signatory

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By	/s/ Harumi Kambara
Name: Harumi Kambara
Title: Authorized Signatory

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

BANK OF MONTRÉAL, as a Lender

By	/s/ Joan Murphy
Name: Joan Murphy
Title: Director

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., ‘RABOBANK NEDERLAND’, NEW YORK BRANCH, as a Lender

By	/s/ Pamela Beal
Name: Pamela Beal
Title: Executive Director

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., ‘RABOBANK NEDERLAND’, NEW YORK BRANCH, as a Lender

By	/s/ Bert Corum
Name: Bert Corum
Title: Executive Director

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

ROYAL BANK OF CANADA, as a Lender

By	/s/ Simone G. Vinocour McKeever
Name: Simone G. Vinocour McKeever
Title: Authorized Signatory

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ Paula J. Czach
Name: Paula J. Czach
Title: Managing Director

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Mark Holm
Name: Mark Holm
Title: Managing Director

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

LLOYDS BANK PLC, as a Lender

By	/s/ Erin Doherty
Name: Erin Doherty
Title: Assistant Vice President - D006

By	/s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President - P003

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

MIZUHO BANK LTD., as a Lender

By	/s/ David Lim
Name: David Lim
Title: Authorized Signatory

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

THE NORTHERN TRUST COMPANY, as a Lender

By	/s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Jeff Benedix
Name: Jeff Benedix
Title: Vice President

Signature Page to Term Loan Agreement – Molson Coors Brewing Company

SCHEDULE 1.01

Specified Loan Parties

Molson Coors Brewing Company

Molson Coors International LP

Coors Brewing Company

CBC Holdco LLC

CBC Holdco 2 LLC

MC Holding Company LLC

Newco 3, Inc.

Molson Coors Holdco Inc.

Molson Coors Capital Finance ULC

Molson Coors International General, ULC

Coors International Holdco, ULC

Molson Coors Callco ULC

Molson Canada 2005

Molson Coors Brewing Company (UK) Limited

Molson Coors Holdings Limited

Golden Acquisition

MillerCoors LLC

SCHEDULE 2.01

Commitments

Lender	3-Year Tranche Commitment		5-Year Tranche Commitment		Total Commitment
Citibank, N.A.	US$	162,500,000	US$	162,500,000	US$	325,000,000
Bank of America, N.A.	US$	162,500,000	US$	162,500,000	US$	325,000,000
UBS AG, Stamford Branch	US$	162,500,000	US$	162,500,000	US$	325,000,000
MUFG Union Bank, N.A.	US$	162,500,000	US$	0	US$	162,500,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	US$	0	US$	162,500,000	US$	162,500,000
Bank of Montréal	US$	120,000,000	US$	120,000,000	US$	240,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., ‘Rabobank Nederland’, New York Branch	US$	120,000,000	US$	120,000,000	US$	240,000,000
Royal Bank of Canada	US$	120,000,000	US$	120,000,000	US$	240,000,000
The Bank of Nova Scotia	US$	120,000,000	US$	120,000,000	US$	240,000,000
Wells Fargo Bank, National Association	US$	120,000,000	US$	120,000,000	US$	240,000,000
Deutsche Bank AG New York Branch	US$	50,000,000	US$	50,000,000	US$	100,000,000
Lloyds Bank plc	US$	50,000,000	US$	50,000,000	US$	100,000,000
Mizuho Bank Ltd.	US$	50,000,000	US$	50,000,000	US$	100,000,000
The Northern Trust Company	US$	50,000,000	US$	50,000,000	US$	100,000,000
U.S. Bank National Association	US$	50,000,000	US$	50,000,000	US$	100,000,000
Total	US$	1,500,000,000	US$	1,500,000,000	US$	3,000,000,000

SCHEDULE 2.17

Payment Instructions for the Administrative Agent

Bank:	Citibank N.A.
ABA #:	021000089
Account #:	36852248
Account Name:	Medium Term Finance
Ref:	Molson Coors Brewing Company
Attn:	Agency

SCHEDULE 3.06

Disclosed Matters

None.

SCHEDULE 6.01

Existing Priority Indebtedness

Type	Account Party	Amount Available ($mm)
Guarantees	Molson Coors Japan Co. Ltd	¥500.0
Guarantees	Molson Coors Japan Co. Ltd	¥1,500.0
Factoring Arrangement	Zagrebacka Pivovaradd	€40.0
Letters of Credit	MC Netherlands BV	€30.0
BMG Overdraft Facility	StarBev Netherlands BV	N/A

SCHEDULE 6.02

Existing Liens

None.

EXHIBIT A

FORM OF BORROWING REQUEST

Citibank, N.A.
as Administrative Agent for the Lenders

         , 20

Ladies and Gentlemen:

The undersigned, MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”) refers to the Term Loan Agreement dated as of December 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Credit Agreement”), among Molson Coors Brewing Company, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have meanings provided for such terms in the Credit Agreement.

This notice constitutes a Borrowing Request pursuant to Section 2.03 of the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)  Type of Borrowing:(1)

(B)  Aggregate Principal Amount of Borrowing:(2)

(C)  Date of Borrowing:(3)

(D)  Interest Period:(4)

(E)  Class of Borrowing:

(F)  Account Number and Location:

(1)  Specify whether the requested Borrowing is to be an ABR Borrowing or Eurodollar Borrowing.

(2)  Amount must be at least equal to the applicable Borrowing Minimum and an integral multiple of the applicable Borrowing Multiple; provided that an ABR Borrowing may be in an aggregate amount that is equal to the aggregate available Commitments, as applicable.

(3)  Date of Borrowing must be a Business Day.

(4)  Required in the case of a Eurodollar Borrowing and must be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

MOLSON COORS BREWING COMPANY,

By:
Name:
Title:

2

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) of Molson Coors Brewing Company (the “Company”) is delivered pursuant to Section 4.02(b)(A)(iii) of the Term Loan Agreement dated as of [•], 2015 (the “Credit Agreement”) by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, solely in my capacity as the duly elected qualified, and acting [Chief Financial Officer][Treasurer] of the Company, and not individually (and without personal liability) DO HEREBY CERTIFY to the Arrangers, the Administrative Agent and the Lenders, as of the date hereof, as follows:

1.              I have carefully reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant and the contents of this Certificate and, in connection herewith, have made such investigation as I have deemed necessary therefore.

2.              As of the date hereof and immediately after giving effect to the Transactions, on and as of such date:

a.              the fair value of the property (on a going concern basis) of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its subsidiaries on a consolidated basis;

b.              the present fair salable value of the assets (on a going concern basis) of the Company and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Company and its subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course of business;

c.               the Company and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay as such debts and liabilities mature in the ordinary course of business; and

d.              the Company and its subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction for which the Company and its subsidiaries’ property would constitute an unreasonably small capital.

For the purposes of this Certificate, the amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate on the date first written above.

MOLSON COORS BREWING COMPANY

Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:

(a)                                 Assignee is an Affiliate of:

(b)                                 Assignee is a Lender Affiliate administered or managed by:

3.                                      Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

4.                                      Credit Agreement: Term Loan Agreement dated as of December 16, 2015, among MOLSON COORS BREWING COMPANY, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

5.                                      Assigned Interest:

Class of Commitment/Loans Assigned	Commitment/Loans Assigned	Aggregate Amount of Commitments/Loans or for all Lenders	Amount of Commitment/Loans or Assigned	Percentage Assigned of Commitments/ Loans(5)
		US$	US$	US$
		US$	US$	US$

Effective Date:          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],

By
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE],

By
Name:
Title:

Consented to and Accepted:

CITIBANK, N.A.,
as Administrative Agent

By
Name:
Title:

(5)  Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

[Consented to:(6)]

MOLSON COORS BREWING COMPANY,

By
Name:
Title:

(6)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) on the Effective Date, the representation, warranty, indemnification and covenant in Section 2.16(f) of the Credit Agreement is true and correct as applied to the Assignee, and the Borrower may rely on such representation, warranty, indemnification and covenant with respect to the Assignee as if the Borrower is a party to this Assignment and Assumption, (vi) it is not a Defaulting Lender and (vii) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy (or other electronic transmission (including by .pdf)) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

Intentionally Omitted

EXHIBIT E

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE AGREEMENT dated as of         , 201[•] among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I hereto in favor of Citibank, N.A., as Administrative Agent (the “Administrative Agent”), on behalf of the Lenders under the Credit Agreement referred to below.

Reference is made to the Term Loan Agreement dated as of December 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and the Administrative Agent.  The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  Each of the Guarantors (as defined below) is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.         Definitions.

(a)           Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b)           The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

(c)           As used in this Agreement, the following terms have the meanings specified below:

“Guarantors” means each Subsidiary that becomes a party to this Agreement as a Guarantor after the Effective Date until released.

SECTION 2.         Guarantee.

(a)           Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations;

(b)           Each of the Guarantors further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.  Without prejudice to the Borrower’s rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 3.         Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the

Administrative Agent or Lender to any balance of any deposit account or credit on the books of the Administrative Agent or Lender in favor of the Borrower or any other Person.

SECTION 4.         No Limitations, Etc.

(a)           Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 20, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor) or which would impair or limit the right of any Guarantor to subrogation.

(b)           To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor.  The Administrative Agent and the Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations guaranteed hereunder by such Guarantor have been fully paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be.

SECTION 5.         Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed hereunder by such Guarantor is rescinded or must otherwise be restored by the Administrative Agent or Lender upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 6.         Agreement to Pay; Indemnity: Subrogation: Contribution.  In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor that guarantees such Obligation hereby promises to and will, upon receipt of written demand by the Administrative Agent or Lender, forthwith pay, or cause to be paid, to the Administrative Agent or Lender in cash the amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

Each Guarantor further agrees that if payment in respect of any Obligation guaranteed hereunder by such Guarantor shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.  Upon payment by any Guarantor of any sums as provided in this Section 6, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by the Borrower or Guarantor to the Administrative Agent and Lenders.

Subject to the subordination provisions contained in the preceding paragraph of this Section 6, (i) the Borrower agrees to indemnify any Guarantor making any payment as required under this Section 6 for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor under this Agreement, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided for in clause (i), the Contributing Guarantor shall, to the extent the Claiming Guarantor shall not have been so indemnified by the Borrower, indemnify the Claiming Guarantor in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6 shall be subrogated to the rights of such Claiming Guarantor under clause (i) to the extent of such payment.

SECTION 7.         Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 8.         Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement.  All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.01 of the Credit Agreement.

SECTION 9.         Survival of Agreement.  All covenants, agreements, representations and warranties made by the Guarantors herein and in any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitments have not expired or terminated.

SECTION 10.       Binding Effect; Several Agreement.  This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and thereafter shall be binding upon such Guarantor and its respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 11.       Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 12.       Administrative Agent’s Fees and Expenses; Indemnification.

(a)           The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expense incurred hereunder as provided in Section 10.03 of the Credit Agreement.

(b)           Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16 of the Credit Agreement and the last sentence of this clause (b)), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement in relation to such Guarantor or any claim, litigation, investigation or proceeding relating to the foregoing agreement, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any other Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.  Subject to Section 2.16 of the Credit Agreement, all payments by each Guarantor under this Agreement shall be made without reduction or withholding for any Indemnified Taxes or Other Taxes (and the Administrative Agent and each Guarantor hereby agree to comply with the provisions of Section 2.16 of the Credit Agreement as if said Section referred to this Agreement and payments by such Guarantor hereunder).

(c)           Any such amounts payable as provided hereunder shall be additional Obligations.  The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or Lender.  All amounts due under this Section 12 shall be payable promptly after written demand therefor.

SECTION 13.  Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.       Waivers: Amendment.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 14, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.

SECTION 15.       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 16.       Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 17.       Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.  Delivery of an executed signature page to this

Agreement by facsimile transmission (or other electronic transmission (including by .pdf)) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 18.       Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 19.       Jurisdiction: Consent to Service of Process.

(a)           Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b)           Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 19.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably appoints the Company as agent of process and consents to service of process to the Company in the manner provided for notices in Section 10.01 of the Credit Agreement.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 20.       Termination or Release.

(a)           Subject to the reinstatement provisions of Section 5, the guarantee of a Guarantor hereunder shall be automatically terminated when all Obligations guaranteed by such Guarantor have been paid in full and the Lenders have no further commitment under the Credit Agreement to lend to, the Borrower whose Obligations are guaranteed by such Guarantor hereunder.  Subject to the reinstatement provisions of Section 5, this Agreement shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b)           A Guarantor, including any Elective Guarantor, shall automatically be released from its obligations hereunder (x) upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Borrower; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise and (y) in accordance with Section 5.09(c) of the Credit Agreement.

(c)           In connection with any termination or release pursuant to paragraphs (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.

SECTION 21.       Additional Subsidiaries.  Pursuant to Section 5.09 of the Credit Agreement, subject to Section 4.02(d) of the Credit Agreement, each Subsidiary that is required to become a Guarantor hereunder pursuant to the Guarantee Requirement (such a Subsidiary, a “Required Guarantor Subsidiary”) that was not in existence or not a Required Guarantor Subsidiary on the Closing Date is required to enter into this Agreement as a Guarantor within 15 days of becoming a Required Guarantor Subsidiary (or such later date as agreed by the Administrative Agent).  Upon execution and delivery by the Administrative Agent and a Required Guarantor Subsidiary of an instrument in the form of Exhibit I hereto, such Required Guarantor Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 22.       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding escrow, payroll, petty cash, trust, tax and fiduciary accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MOLSON COORS BREWING COMPANY, as Borrower

By:
Name:
Title:

MOLSON COORS INTERNATIONAL LP, as Guarantor

By:
Name:
Title:

COORS BREWING COMPANY, as Guarantor

By:
Name:
Title:

CBC HOLDCO LLC, as Guarantor

By:
Name:
Title:

CBC HOLDCO 2 LLC, as Guarantor

By:
Name:
Title:

MC HOLDING COMPANY LLC, as Guarantor

By:
Name:
Title:

NEWCO3, INC., as Guarantor

By:
Name:
Title:

MOLSON COORS HOLDCO INC., as Guarantor

By:
Name:
Title:

MOLSON COORS INTERNATIONAL GENERAL, ULC, as Guarantor

By:
Name:
Title:

COORS INTERNATIONAL HOLDCO, ULC, as Guarantor

By:
Name:
Title:

MOLSON COORS CALLCO ULC, as Guarantor

By:
Name:
Title:

MOLSON CANADA 2005, as Guarantor

By:
Name:
Title:

By:
Name:
Title:

MOLSON COORS BREWING COMPANY (UK) LIMITED, as Elective Guarantor

By:
Name:
Title:

MOLSON COORS HOLDINGS LIMITED, as Elective Guarantor

By:
Name:
Title:

GOLDEN ACQUISITION, as Elective Guarantor

By:
Name:
Title:

Schedule I to
the Subsidiary Guarantee Agreement

GUARANTORS

COORS BREWING COMPANY

CBC HOLDCO 2 LLC

CBC HOLDCO LLC

NEWCO3, INC.

MOLSON COORS INTERNATIONAL LP

MC HOLDING COMPANY LLC

MOLSON COORS HOLDCO INC.

MOLSON COORS INTERNATIONAL GENERAL, ULC

COORS INTERNATIONAL HOLDCO, ULC

MOLSON COORS CALLCO ULC

MOLSON CANADA 2005

MOLSON COORS BREWING COMPANY (UK) LIMITED

GOLDEN ACQUISITION

MOLSON COORS HOLDINGS LIMITED

Exhibit I to the
Subsidiary Guarantee Agreement

SUPPLEMENT NO.    dated as of            , 20  , to the Subsidiary Guarantee Agreement dated as of         , 20[•], among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) in favor of Citibank, N.A., as Administrative Agent (the “Administrative Agent”).

A.            Reference is made to the Term Loan Agreement dated as of December 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and the Administrative Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Subsidiary Guarantee Agreement referred to therein.

C.            The Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Loans upon the terms and subject to the conditions set forth in the Credit Agreement.  Section 21 of the Subsidiary Guarantee Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Subsidiary Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.         In accordance with Section 21 of the Subsidiary Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof.  Each reference to a “Guarantor” in the Subsidiary Guarantee Agreement shall be deemed to include the New Subsidiary.  The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.         The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.         This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that bear the signature of the New Subsidiary.  Delivery of an executed signature page to this Supplement by facsimile transmission (or other electronic transmission (including by .pdf)) shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.         Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.

SECTION 5.        THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.         In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.         All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Subsidiary Guarantee Agreement.  All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.

SECTION 8.         The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and out-of-pocket disbursements of counsel for the Administrative Agent to the extent payable pursuant to Section 10.03 of the Credit Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Subsidiary Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By
Name:
Title:

EXHIBIT F

FORM OF CLOSING DATE CERTIFICATE

This Closing Date Certificate (the “Certificate”) of Molson Coors Brewing Company (the “Company”) is delivered pursuant to Section 4.02(i) of the Term Loan Agreement dated as of December 16, 2015 (the “Credit Agreement”) by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the undersigned, solely in my capacity as the duly elected qualified, and acting [Responsible Officer] of the Company, and not individually (and without personal liability) DO HEREBY CERTIFY to the Arrangers, the Administrative Agent and the Lenders, as of the date hereof, as follows:

1.              The Specified Representations are true and correct in all material respects.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate on the date first written above.

MOLSON COORS BREWING COMPANY

Name:
Title: